Exhibit 10.18
WILLIAMS-SONOMA, INC.
2012 EVP LEVEL MANAGEMENT RETENTION PLAN
(Amended and Restated Effective March 24, 2022)
This 2012 EVP Level Management Retention Plan (the “Plan”) was adopted and approved by the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of Williams-Sonoma, Inc., a Delaware corporation (the “Company”) on November 1, 2012, amended and restated effective November 16, 2015, amended and restated effective April 3, 2019 and amended and restated effective March 24, 2022 (the “Effective Date”). The purpose of the Plan is to provide certain eligible Executives (as such term is defined in Section 1(a) below) of the Company with severance benefits upon certain terminations of employment following a Change of Control in order to provide such Executive participants with enhanced financial security, incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control. The Board recognizes that a potential Change of Control can be a distraction to Executive participants and can cause them to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to (a) assure that the Company will have the continued dedication and objectivity of covered Executives, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company, and (b) provide Executive participants with an incentive to continue their employment and to motivate them to maximize the value of the Company upon a Change of Control for the benefit of its stockholders. This Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan. Capitalized terms used herein but not defined shall have the meaning assigned to such terms in Section 5 below.
1.Eligibility; Term; and Termination.
(a)Eligibility. Each employee of the Company at the Executive Vice President level and above (each, an “Executive”) shall automatically participate in the Plan, effective upon the later of (i) the Effective Date and (ii) the date of promotion or hire into the Executive Vice President level or higher. The Committee may, in its discretion, adopt a resolution approving participation in the Plan by an employee below the level of Executive Vice President. For the avoidance of doubt, the President and Chief Executive Officer of the Company, whose severance benefits are governed by a separate agreement with the Company, shall not participate in the Plan. Notwithstanding any other provision in the Plan to the contrary, the severance payments and benefits provided hereunder shall be in lieu of any other severance and/or retention plan benefits and any severance payments and benefits specified in Section 3 below shall be reduced by any severance paid or provided to Executive under any other plan or arrangement. Once participating in the Plan, Executive shall remain a Plan participant until (i) the Plan is terminated in accordance with Section 1(b) below, (ii) Executive is no longer an employee of the Company, other than a termination of employment triggering severance benefits under Section 3(a) below, (iii) the effective date of Executive’s demotion below the Executive Vice President level, or (iv) written notice is provided to Executive prior to a Change in Control stating that such employee is no longer a Plan participant.
(b)Term. This Plan will commence on the Effective Date and will remain in effect through March 23, 2025; provided, however, that if prior to the expiration of the term of this Plan, the Company enters into a definitive agreement (a “Definitive Agreement”) with a third party (or third parties), the consummation of which would result in a Change of Control (as defined in this Plan), then the term of this Plan shall automatically be extended to eighteen months following the resulting Change of Control, unless the Definitive Agreement terminates or is cancelled without resulting in a Change of Control, in which case such extension shall not be effective. Moreover, the Plan provisions shall survive the lapse of the term of this Plan and shall be binding on both the Company and Executive with respect to any termination of Executive’s employment triggering severance benefits under Section 3 that occurs prior to the lapsing of the term of this Plan.
(c)Amendment, Modification or Termination. The Company reserves the right to amend, modify or terminate the Plan at any time, without advance notice to any Executive; provided, however, that, no amendment, modification, or termination of the Plan shall be permitted for a period of eighteen (18) months after a Change in Control that would reduce the severance benefits payable to Executive or impair Executive’s eligibility under the Plan (unless the affected Executive consents in writing to such amendment or termination). Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.
2.No Employment Right. Nothing in the Plan shall interfere with or limit in any way the right of the Company, or a subsidiary of the Company, as applicable, to terminate any Executive’s employment or service at any time, with or without cause. Executive’s employment is and shall continue to be at-will, as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided under this Plan, any outstanding written employment agreement or offer letter by and between Executive and the Company, or as may otherwise be available in accordance with the Company’s established employee plans.
3.Severance Benefits.
(a)Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason, Within 18 Months On or Following a Change of Control. If within the period commencing on a Change of Control and ending eighteen (18) months following the Change of Control, Executive’s employment with the Company (A) is terminated involuntarily by the Company without Cause, or (B) voluntarily by Executive for Good Reason, then subject to Executive signing and not revoking a release of claims in favor of the Company substantially in the form attached as Exhibit A to this Plan, which may be updated to reflect applicable laws (a “Release”), the Company shall provide severance pay and benefits, subject to certain conditions, as follows:
(i) Severance Payment. Executive shall be entitled to receive a cash severance payment equal to two hundred percent of Executive’s annual base salary (as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater) plus an amount equal to two hundred percent of the average annual bonus received by Executive in the last thirty-six (36) months. Such cash severance payment shall be paid out ratably over twenty-four (24) months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 3(h) and 9 of this Plan).
(ii) Equity Compensation Acceleration. One hundred percent (100%) of Executive’s outstanding stock options, stock appreciation rights, restricted stock units and other Company equity compensation awards, including performance-based vesting full-value awards where the payout is either a fixed number of shares or zero shares depending on whether the performance metric is obtained, shall immediately become fully vested as to all of the underlying shares. Except as set forth in a grant agreement covering a particular award, with respect to performance-based vesting full-value awards in which the performance period has not been completed prior to Executive’s termination date and where the number of shares earned is variable based upon the extent to which performance milestones are reached (i.e., where the number of shares earned based upon achieving performance milestones can be more than one positive number), each such award shall vest at the target performance level as to a pro-rata number of shares in an amount equal to (A) the number of shares subject to the award that would have vested at target performance levels (had any additional service-based vesting requirements been met) multiplied by (B) a fraction, with the numerator being the number of months that have elapsed from the start of the award’s performance period (with partial months rounded up to a whole month) through and including Executive’s termination date and the denominator being the number of full months in the award’s performance period (with such fraction not to exceed the whole number one). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following Executive’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
(iii) Continued Employee Benefits. In lieu of continued employee benefits (other than as statutorily required, such as COBRA continuation coverage as required by law), Executive shall receive payments of three thousand dollars ($3,000) per month for twelve months from the date of employment termination in accordance with the payroll schedule applicable to active officers of the Company (subject to the timing provisions of Sections 3(h) and 9 of this Plan.
(b)Voluntary Resignation Other than for Good Reason; Termination for Cause; Termination due to Death or Disability. If Executive’s employment with the Company terminates (i) voluntarily by Executive other than for Good Reason, or (ii) for Cause by the Company, or (iii) pursuant to Executive’s death or Disability, then Executive shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(i)Termination Outside of Change of Control. In the event Executive’s employment is terminated for any reason, either prior to a Change of Control or more than eighteen (18) months after a Change of Control, then Executive shall be entitled to receive severance benefits only as provided under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(ii)Termination On or Within 18 Months Following a Change of Control. In the event Executive’s employment terminates on or within eighteen (18) months following a Change of Control, Executive shall only receive severance payments and benefits under this Plan and not pursuant to the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(c)Non-Solicitation; Confidential Information. Notwithstanding the foregoing, the Company’s obligation to provide severance payments and benefits under this Section 3 is expressly conditioned upon Executive’s ongoing compliance with the confidential information and non-solicitation provisions of the Company’s Corporate Code of Conduct as in effect on the date of Executive’s termination of employment. In the event Executive breaches the terms of the confidential information and non-solicitation provisions of the Company’s Corporate Code of Conduct as in effect on such date, the Company’s obligations under Section 3 shall automatically terminate, without any notice to Executive.
(d)No Mitigation. Executive shall not be required to mitigate the amount of any severance payments or benefits provided for under this Plan by seeking other employment nor shall any amounts to be received by Executive under this Plan be reduced by any other compensation earned.

(e)Tax Withholding. The Company shall be entitled to withhold from any payments made to Executive under this Section 3 any amounts required to be withheld by applicable federal, state or local tax law.
(f)Non-Competition, Non-Solicitation; Confidential Information. If at any time during the period commencing on Executive’s employment termination date and ending twelve (12) months later, Executive accepts other employment or a professional relationship with a competitor of the Company (defined as either (i) another company primarily engaged in retail sales of products for the home or (ii) any retailer with retail products for the home sales in excess of one hundred million dollars ($100,000,000) annually), or if Executive breaches Executive’s remaining obligations to the Company (e.g., the duty to protect confidential information and intellectual property and the duties not to solicit under the Company’s Corporate Code of Conduct), then the Company’s obligations under this Section 3 will cease such that Executive will not be entitled to any further payments or benefits under this Section 3 and the Company may seek injunctive relief against Executive as specified in Section 8(d) hereof.
(g)Non-Disparagement. If Executive executes and, if applicable, does not revoke the Release, Executive shall agree in the Release not to make any statements that disparage the Company, its products, services, officers, employees, members of its Board, advisers or other business contacts, and (ii) while the Executive is entitled to receive severance payments hereunder, the Company shall agree that members of its Board and the Company’s officers holding a title of Executive Vice President or above shall not make any statements that disparage Executive. Executive shall acknowledge and agree in the Release that upon Executive breaching this non-disparagement provision of the Plan and the Release on or after the date upon which Executive’s employment terminates then the Company’s obligations under this Section 3 will cease such that Executive will not be entitled to any further payments or benefits under this Section 3 and the Company may seek injunctive relief against Executive as specified in Section 8(d) hereof.
(h)Release of Claims. Receipt of the severance payments and benefits specified in this Section 3 shall be contingent on Executive’s execution of the Release after Executive’s employment terminates, and the lapse of any statutory period for revocation, and such Release becoming effective in accordance with its terms within fifty-two days following Executive’s termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two day period shall be paid by the Company in cash and in full arrears on the fifty-third day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”).
4.Code Section 280G Best Results. If any payment or benefit Executive would receive pursuant to this Plan or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Any reduction in payments and/or benefits required by this Section 4 shall occur in the following order as reasonably determined by the accounting firm described in the next paragraph: (1) reduction of vesting acceleration of “out-of-the-money” stock options or stock appreciation rights, (2) reduction of cash payments; (3) reduction of non-cash/non-equity-based payments or benefits and (4) reduction of vesting acceleration of equity-based awards (other than “out-of-the-money” stock options or stock appreciation rights); provided, however, that any non-taxable payments or benefits shall be reduced last in accordance with the same categorical ordering rule. In the event items described in (2) or (3) are to be reduced, reduction shall occur in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the Excise Tax will be the first payment to be reduced (with reductions made pro-rata in the event payments are owed at the same time). In the event that acceleration of vesting of equity-based awards is to be reduced, such acceleration of vesting shall be cancelled in a manner such as to obtain the best economic benefit for Executive (with reductions made pro-rata if economically equivalent), as determined by the accounting firm described in the next paragraph. In no event will Executive exercise any discretion with respect to the ordering of any reduction of payments or benefits pursuant to this Section 4.
The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
5.Definition of Terms. The following terms referred to in this Plan shall have the following meanings:
(a)Cause. “Cause” means (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee, (ii) Executive’s conviction of or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (iii) Executive’s gross misconduct, (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company; (v) Executive’s willful breach of any obligations under any written agreement or covenant with the Company or breach of the Company’s Corporate Code of Conduct; or (vi) Executive’s continued failure to perform Executive’s employment duties after Executive has received a written demand of performance from the Chief Executive Officer which specifically sets forth the factual basis for the Chief Executive Officer’s belief that Executive has not substantially performed Executive’s duties and has failed to cure such non-performance to the Chief Executive Officer’s satisfaction within 30 days after receiving such notice.
(b)Change of Control. “Change of Control” means the occurrence of any of the following events:
(i)A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or
(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this Section 5(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.
(c)Disability. “Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.
(d)Good Reason. “Good Reason” means, without Executive’s consent, (i) a material reduction in Executive’s annual base salary (except pursuant to a reduction generally applicable to senior executives of the Company), (ii) a material diminution of Executive’s authority, duties or responsibilities, (iii) if Executive reported directly to the Chief Executive Officer of the Company immediately prior to the Change of Control, Executive ceasing to report directly to the Chief Executive Officer of the Company or to the Chief Executive Officer of the

entity holding all or substantially all of the Company’s assets following a Change of Control, or (iv) relocation of Executive to a location more than 50 miles from the principal place of employment for Executive immediately prior to the Change of Control. In addition, upon any such voluntary termination for Good Reason, Executive must provide written notice to the Company of the existence of the one or more of the above conditions within 90 days of its initial existence, and the Company must be provided with at least 30 days from the receipt of the notice to remedy the condition.
6.Assignment.
(a)Executive. The rights and obligations of Executive under the Plan are personal to that Executive and without the prior written consent of the Company, no such right shall be assignable by Executive otherwise than by will or the laws of descent and distribution. The rights of Executive under this Plan shall inure to the benefit of and be enforceable by the heirs, executors and legal representatives of Executive upon Executive’s death. None of the rights of Executive to receive any form of compensation payable pursuant to this Plan may be assigned or transferred except by will of the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
(b)Successor Company. Until the Plan terminates in accordance with Section 1 above, the rights and obligations of the Company under the Plan shall inure to the benefit of and be binding upon the Company and its successors and assigns. Any such successor of the Company will be deemed substituted for the Company under the terms of this Plan for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or other, directly or indirectly acquires all or substantially all of the assets or business of the Company. The Company will require any successor to assume expressly and agree to administer this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
7.Notices. All claims, notices, requests, demands and other communications called for under this Plan shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successor at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Administrator:
Compensation Committee of the Board of Directors
Williams-Sonoma, Inc.
3250 Van Ness Avenue
San Francisco, CA 94109
Attn: c/o General Counsel

If to Executive:
At the last residential address known to the Company

8.Administration and Claims.
(a)Administration. The “Administrator” (within the meaning of section 3(16)(A) of ERISA) shall be the Committee. The Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and discretionary authority to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan. Decisions made by the Administrator prior to the occurrence of a Change of Control shall not be subject to review unless they are found to be unreasonable or not to have been made in good faith. For decisions made by the Administrator on or after the occurrence of a Change of Control that affect benefits payable under the Plan, the Administrator’s decisions shall be subject to review. As used in this Section 8(a), “review” shall mean review as provided by applicable law. The Administrator may appoint one or more individuals and delegate such of its powers and duties as it deems desirable to any such individual(s), in which case every reference herein made to the Administrator shall be deemed to mean or include the appointed individual(s) as to matters within their jurisdiction.
(b)Claims Procedure. Any Executive who believes he or she is entitled to any payment under the Plan may submit a claim in writing to the Administrator in accordance with Section 7 above identifying the matter in dispute and the proposed remedy. If the claim is denied (in full or in part), the denial notice will be provided within ninety (90) days (forty-five (45) days in the case of a Disability determination) after the claim is received. If special circumstances require an extension of time (up to ninety (90) days for claims other than Disability claims), written notice of the extension will be given within the initial ninety (90) day period. For Disability claims, the Administrator may extend the initial period to consider the claim by up to two extensions of thirty (30) days. The notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial (for Disability claims in a culturally and linguistically appropriate manner) and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information needed to support the claim, the Plan’s procedures for appealing the denial and a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following the exhaustion of the claims procedures. For Disability claims only, the notice must also include: (1) a copy of any internal rules, guidelines, protocols or other similar criteria relied on in making the adverse determination and a statement that such criteria will be provided without charge upon request; (2) an explanation of the Administrator’s basis for agreeing or disagreeing with a Social Security Administration determination regarding the claimant or the views of the physician or vocational professionals who treated or evaluated the claimant, without regard to whether the advice was relied upon in deciding the claim or a disability determination.
(c)Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim. Review must be requested within sixty (60) days (or one hundred eighty (180) days for a Disability claim) following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing. The Administrator will provide written notice of his or her decision on review within sixty (60) days (forty-five (45) days in the case of a Disability determination) after it receives a review request. If additional time (up to sixty (60) days for claims other than Disability claims) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay. For appeals relating to Disability determinations, the Administrator may extend the initial period to process the appeal by an additional forty-five (45)

days. The notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision. If a Disability claim was denied based on medical judgment, the Administrator must consult with a health care professional with an appropriate level of training and expertise in the field of medicine involved, and such professional may not be the same professional who was consulted with respect to the claim denial. For Disability claims only, the claimant will receive, free of charge, any new or additional evidence considered, relied upon or generated by the Administrator in connection with its review of an appeal, and any new or additional rationale the Administrator intends to rely upon in deciding the appeal, sufficiently in advance of the final decision on the appeal to allow the claimant an opportunity to respond prior to the Administrator’s decision. If the appeal is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial (for Disability claims in a culturally and linguistically appropriate manner) and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the appeal and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. For Disability claims only, the notice must also include: (1) a copy of any internal rules, guidelines, protocols or other similar criteria relied on in making the adverse determination and a statement that such criteria will be provided without charge upon request; (2) an explanation of the Administrator’s basis for agreeing or disagreeing with a Social Security Administration determination regarding the claimant or the views of the physician or vocational professionals who treated or evaluated the claimant, without regard to whether the advice was relied upon in deciding the appeal or a Disability determination.
(d)Availability of Injunctive Relief. Notwithstanding the other provisions of this Section 8 or any other provision of the Plan to the contrary, the Company and Executive shall have the right to seek judicial relief in the form of injunctive and/or other equitable relief under the California Arbitration Act, Code of Civil Procedure section 1281.8(b), including but not limited to relief for threatened or actual misappropriation of trade secrets, violation of this Plan, the Corporate Code of Conduct or any other agreement regarding trade secrets, confidential information, non-competition, nonsolicitation, non-disparagement or Labor Code §2870. In the event either the Company or Executive seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
(e)Administrative Relief. This Plan does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board.
9.Section 409A.
(a)Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits (as defined below) payable under this Plan will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this Plan, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s “separation from service” other than due to Executive’s death, then any severance benefits payable pursuant to this Plan and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive’s “separation from service” will accrue during such six (6) month period and will instead become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Plan is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(b)Notwithstanding anything to the contrary in this Plan, if Executive dies following Executive’s “separation from service” but prior to the six (6) month anniversary of the date of Executive’s “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death, but not later than ninety (90) days after the date of Executive’s death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.
(c)It is the intent of this Plan to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in the Plan, including but not limited to Section 1(c), the Committee reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of Executive, to comply with Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any severance benefits or imposition of any additional tax.
10.Miscellaneous Provisions.
(a)Waiver. No provision of this Plan shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Plan by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(b)Headings. All captions and section headings used in this Plan are for convenient reference only and will not limit or otherwise affect the meaning hereof.
(c)Inconsistency with Plan. This Plan supersedes in its entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of Executive and the Company with respect to the subject matter hereof, including any prior management retention agreements entered into between Executive and the Company. In the event of any inconsistency between this Plan and any other plan, program, practice or agreement in which Executive participates or is a party, this Plan shall control unless a written agreement is executed by both Executive and an authorized officer of the Company (other than Executive) specifically stating that the terms of such agreement shall prevail over the Plan.
(d)Choice of Law. This Plan will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
(e)Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

11.Statement of ERISA Rights. Executives under the Plan have certain rights and protections under ERISA:
(a)    Executive may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor, such as the Plan’s annual report (IRS Form 5500). These documents are available for Executive’s review in the Company’s Human Resources Department.
(b)    Executive may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. A reasonable charge may be made for such copies.
In addition to creating rights for Executives, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of covered Executives. No one, including the Company or any other person, may fire Executives or otherwise discriminate against Executives in any way to prevent Executives from obtaining a benefit under the Plan or exercising Executive’s rights under ERISA. If Executive’s claim for a severance benefit is denied, in whole or in part, Executive must receive a written explanation of the reason for the denial. Executive has the right to have the denial of claim reviewed. (The claim review procedure is explained in Section 8 above.)
Under ERISA, there are steps Executives can take to enforce the above rights. For instance, if Executive requests materials and does not receive them within thirty (30) days, Executive may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay Executive up to $110 a day until receipt of the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If Executive has a claim which is denied or ignored, in whole or in part, Executive may file suit in a state or federal court. If it should happen that Executive is discriminated against for asserting his or her rights, Executive may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.
In any case, the court will decide who will pay court costs and legal fees. If Executive is successful, the court may order the person sued to pay these costs and fees. If Executive loses, the court may order Executive to pay these costs and fees, for example, if it finds that the claim is frivolous.
If Executive has any questions regarding the Plan, they should contact the Administrator. If Executive has any questions about this statement or about their rights under ERISA, Executive may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in the telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. Executive may also obtain certain publications about their rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

12. Additional Information.

Plan Name:	Williams-Sonoma, Inc. 2012 Management Retention
Plan Sponsor:	Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109
Identification Numbers:	EIN: - 94-2203880
Plan Year:	Company’s Fiscal Year
Plan Administrator:	Williams-Sonoma, Inc. Attention: Compensation Committee of the Board c/o General Counsel Williams-Sonoma, Inc. 3250 Van Ness Avenue San Francisco, California 94109 415-421-7900
Agent for Service of Legal Process	CSC - Lawyers Incorporating Service (a.k.a., Corporation Service Company) 2710 Gateway Oaks Drive, Suite 150N Sacramento, CA 95833
Type of Plan:	Severance Plan/Employee Welfare Benefit Plan
Plan Costs:	The cost of the Plan is paid by the Employer

END OF PLAN

EXHIBIT A
WILLIAMS-SONOMA, INC.
RELEASE OF CLAIMS
    This Release of Claims (“Agreement”) is made by and between Williams-Sonoma, Inc. (the “Company”) and __________________ (“Executive”).
    WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the 2012 EVP Level Management Retention Plan (the “Management Retention Plan”).
    NOW THEREFORE, in consideration of the mutual promises made in this Agreement, the parties hereby agree as follows:
1.Termination. Executive’s employment from the Company terminated on ________________ (the “Termination Date”).
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Company’s Code of Corporate Conduct as in effect on the date of Executive’s termination of employment. Executive shall return all the Company property and confidential and proprietary information in Executive’s possession to the Company on the Effective Date of this Agreement. In the event Executive breaches the terms of the confidential information provisions of the Company’s Corporate Code of Conduct as in effect on such date, the Company’s obligations under Section 3 of the Management Retention Plan shall automatically terminate, without any notice to Executive.
3.Non-Solicitation. Executive shall continue to comply with the non-solicitation provisions of the Company’s Corporate Code of Conduct as in effect on the date of Executive’s termination of employment. In the event Executive breaches the terms of the non-solicitation provisions of the Company’s Corporate Code of Conduct as in effect on such date, the Company’s obligations under this Section 3 of the Management Retention Plan shall automatically terminate, without any notice to Executive.
4.Non-Competition. If at any time during the period commencing on Executive’s employment termination date and ending twelve (12) months later, Executive accepts other employment or a professional relationship with a competitor of the Company (defined as either (i) another company primarily engaged in retail sales of products for the home or (ii) any retailer with retail products for the home sales in excess of one hundred million dollars ($100,000,000) annually), or if Executive breaches Executive’s remaining obligations to the Company (e.g., the duty to protect confidential information and intellectual property and the duties not to solicit under the Company’s Corporate Code of Conduct), then the Company’s obligations under Section 3 of the Management Retention Plan will cease such that Executive will not be entitled to any further payments or benefits under Section 3 of the Management Retention Plan and the Company may seek injunctive relief against Executive as specified in Section 8(d) of the Management Retention Plan.
5.Non-Disparagement. For a period of twenty-four (24) months commencing on the date upon which Executive’s employment terminates, (i) Executive hereby agrees not to make any statements that disparage the Company, its products, services, officers, employees, members of its Board, advisers or other business contacts, and (ii) while the Executive is entitled to receive severance payments under the Management Retention Plan, the Company hereby agrees that members of its Board and the Company’s officers holding a title of Executive Vice President or above shall not make any statements that disparage Executive. Executive acknowledges and agrees that upon Executive breaching this non-disparagement provision after the Executive’s employment terminates then the Company’s obligations under Section 3 of the Management Retention Plan will cease such that Executive will not be entitled to any further payments or benefits under Section 3 of the Management Retention Plan and the Company may seek injunctive relief against Executive as specified in Section 8(d) of the Management Retention Plan.
6.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
7.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of Executive, and Executive’s respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued under each such Act;
(e)any and all claims for violation of the federal, or any state, constitution;

(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Management Retention Plan or to any payments or benefits that are earned and vested. Nothing in this Agreement waives (i) Executive’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance or (ii) any matter that cannot be waived as a matter of law. Nothing in this Agreement prohibits you from receiving monetary rewards under the whistleblower provisions of federal law or regulation. Further, nothing in this Agreement prohibits the reporting, without prior notice to the Company, by Executive of violations of federal, state or local law or regulation to, or discussing any such possible violations with, any governmental agency or entity authorized to receive such information, such as the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Occupational Safety and Health Administration, or the Department of Defense, including by initiating communications directly with or responding to any inquiry from or providing testimony before any such agency or entity, or to otherwise make disclosures protected under whistleblower provisions of federal law or regulation.
8.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
9.Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have under such code section, as well as under any statute or common law principles of similar effect.
10.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to in this Agreement. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
11.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.
12.No Cooperation. Executive agrees that Executive will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
13.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.
14.Costs. The parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
15.Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement.
16.No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party which are not specifically set forth in this Agreement.
17.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
18.Entire Agreement. This Agreement, along with the Management Retention Plan, the Code of Corporate Conduct and Executive’s written equity compensation agreements with the Company, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
19.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chairman of the Board of Directors of the Company.

20.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
21.Effective Date. This Agreement is effective eight (8) days after it has been signed by both parties.
22.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
23.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties to this Agreement, with the full intent of releasing all claims. The parties acknowledge that:
(a)They have read this Agreement;
(b)They have read the Management Retention Plan;
(c)They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(d)They understand the terms and consequences of this Agreement and of the releases it contains;
(e)They are fully aware of the legal and binding effect of this Agreement and the Management Retention Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.
    Williams-Sonoma, Inc.

Dated: , 20__    By

_________________, an individual

Dated: , 20__